Exhibit 15.1

Awareness Letter of Independent Registered Public Accounting Firm
February 20, 2018

Kraton Corporation
Houston, Texas
Re: Registration Statement on Form S-3
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 27, 2017, July 27, 2017, and October 25, 2017, related to our reviews of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
(Signed) KPMG LLP
Houston, Texas